Exhibit 99

FOR IMMEDIATE RELEASE

Contacts: John Hulbert, Investors, (612) 761-6627

Stacey Wempen, Financial Media, (612) 761-6785

Target Media Hotline, (612) 696-3400

Target Reports October Sales Results

MINNEAPOLIS (November 1, 2012) — Target Corporation (NYSE:TGT) today reported that its net retail sales for the four weeks ended October 27, 2012 were $4,982 million, an increase of 3.0 percent from $4,839 million for the four weeks ended October 29, 2011. On this same basis, October comparable-store sales increased 2.4 percent.

“While Target’s October comparable-store sales were near the low end of our expected range, our third quarter comparable-store sales increase of 2.9 percent was in line with our guidance,” said Gregg Steinhafel, chairman, president and chief executive officer of Target Corporation. “As we enter the fourth quarter we feel very good about our holiday season merchandising and marketing plans and our ability to deliver outstanding value for our guests while generating strong financial performance for our shareholders. With programs like 5% REDcard Rewards and Holiday Price Match our guests can shop at Target with confidence – knowing they’re getting the best prices on a unique assortment of holiday wants and needs.”

In its second quarter 2012 earnings press release Target indicated that in third quarter 2012 it expected adjusted EPS of $0.83 to $0.93 and GAAP EPS of $0.69 to $0.79. The 14 cent difference between these ranges reflected the expected EPS impact of expenses related to the company’s Canadian market launch. Beyond the impact of its Canadian market launch, Target now expects two factors to benefit its third quarter 2012 GAAP EPS (both will be excluded from Target’s adjusted EPS calculation):

•                  The favorable resolution of income tax matters, which the company estimates will increase GAAP EPS by approximately 4 cents.

•                  A gain from Target’s recently announced agreement to sell its credit card receivables portfolio to TD Bank Group, which the company expects to increase GAAP EPS by approximately 15 cents.

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Target Reports October Sales Results – Page 2 of 3

	Sales	Total Sales	Comparable Stores % Change
	(millions)	% Change	This Year	Last Year
October	$4,982	3.0	2.4	3.3

Quarter-to-date	$16,601	3.4	2.9	4.3

Year-to-date	$49,589	4.3	3.7	3.4

Miscellaneous

Target’s current sales disclosure practice includes a sales recording on the day of the monthly sales release. Consistent with this practice, a new message was recorded earlier today. The next sales recording is expected to be issued on Thursday, November 29, 2012. These recordings may be accessed by calling 866-526-7639. Text versions of our recordings are available on our Investor Relations website, www.target.com/investors, by clicking on “Monthly Sales Summaries.” The company has announced that it will no longer report monthly sales beginning with its 2013 fiscal year.

Statements in this release related to expected earnings performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date they are made and are subject to risks and uncertainties which could cause the company’s actual results to differ materially. The most important risks and uncertainties are described in Item 1A of the company’s Form 10-K for the fiscal year ended January 28, 2012 and Form 10-Q for the fiscal quarter ended July 28, 2012.

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Target Reports October Sales Results – Page 3 of 3

About Target

Minneapolis-based Target Corporation (NYSE:TGT) serves guests at 1,781 stores across the United States and at Target.com. The company plans to open its first stores in Canada in 2013. Since 1946, Target has given 5 percent of its profit through community grants and programs; today, that giving equals more than $4 million a week. For more information about Target’s commitment to corporate responsibility, visit Target.com/hereforgood.

For more information, visit Target.com/Pressroom.

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